Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (the “Separation Agreement”), dated as of September 10, 2025, is made by and between Matthew Krueger, an individual (“Executive”), and Asset Entities Inc., a Nevada corporation with a principal place of business at 100 Crescent Ct, 7th Floor, Dallas, TX 75201 (“Company”). The Executive and the Company are referred to herein from time to time collectively as the “Parties” and each individually as a “Party”. This Separation Agreement will become effective on the Effective Date (as defined below) and the separation contemplated by this Separation Agreement will become effective on the Separation Date (as defined below).

RECITALS:

R-1. The Parties entered into an Employment Letter Agreement dated March 27, 2025, pursuant to which the Company employed the Executive as its Chief Financial Officer and Secretary. That agreement, including subsequent amendments to it, if any, are referred to herein as the “Executive Agreement.”

R-2. Effective as of the Closing Date (the “Separation Date”) as defined in that certain Amended and Restated Agreement and Plan of Merger, dated as of June 27, 2025 (the “Merger Agreement”), among the Company, Alpha Merger Sub, Inc., and Strive Enterprises, Inc., the board of directors of the Company (the “Board”) has removed the Executive from all positions he held with the Company, including his positions as Chief Financial Officer, Secretary and Treasurer, and any and all positions of employment with the Company, and terminated the Executive Agreement.

R-3. As of the Separation Date, the Executive’s base salary was $180,000 per year under the Executive Agreement (the “Base Salary”).

R-4. The Parties are entering into this Separation Agreement to provide for the Executive’s separation from the Company and the amicable settlement and resolution of any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands between the Parties, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with the Company or his separation from the Company.

AGREEMENT:

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged by each Party, the Parties, intending to be legally bound, agree as follows:

1. Termination of Employment and the Executive Agreement. The Company’s employment of the Executive and the Executive Agreement are terminated effective as of the Separation Date as a result of Executive’s removal as Chief Financial Officer, Secretary, and Treasurer of the Company and from any and all other positions held by the Executive as of the Separation Date and the Company’s termination of the Executive Agreement.

2. Unconditional Payments.

a. On the Separation Date, the Company will provide the Executive with a payment, at the Executive’s Base Salary rate, for the time the Executive worked prior to the Separation Date during the Company’s regular pay period containing the Separation Date, less applicable statutory deductions, and authorized withholdings (e.g., for income tax and FICA).

b. At least two days before the Separation Date, the Company will pay the Executive the separation fee of $180,000, pursuant to the Executive Agreement (the “Separation Fee”).

c. The Company will pay the Executive all his earned, accrued, and unpaid benefits as of the Separation Date, if any, under the Company’s employee benefit plans, including any such benefits under the Company’s pension, disability, and life insurance plans, policies, and programs. Payment for such benefits, if any, will be made according to the terms of the applicable employee benefit plan or, if an earlier date is required by applicable law, than by that earlier date.

d. The Company shall provide the Executive with continued health insurance coverage, including medical, dental, and vision benefits, under the same plan(s) and at the same level of coverage as in effect for the Executive immediately prior to the Separation Date (the “Health Insurance Coverage”). Such Health Insurance Coverage shall continue through March 27, 2027 (the “Continuation Period”). During the Continuation Period, the Company shall pay the full cost of the premiums for the Health Insurance Coverage on behalf of the Executive and, if applicable, the Executive’s eligible dependents, subject to the same terms, conditions, and employee contribution requirements (if any) as applied to similarly situated active employees of the Company as of the Separation Date. The Executive shall be responsible for any employee portion of the premium or other costs that would have been applicable had the Executive remained employed, which shall be paid in accordance with the Company’s standard procedures. After this date, the Company will send the Executive, under separate cover, information about his rights to elect medical, dental and vision insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Notwithstanding the foregoing, the continuation of Health Insurance Coverage is subject to the terms and conditions of the applicable insurance policies and plan documents, and nothing herein shall be construed to extend coverage beyond the period permitted by such policies, plans, or applicable law.

Nothing in this Agreement is intended to impair any of the Executive’s rights described in this Section 2.

In addition, and provided that the Executive agrees to and accepts the terms of this Separation Agreement and does not revoke his acceptance pursuant to Section 9 below.

3. No Additional Benefits. Other than as set forth in this Separation Agreement, the Executive expressly acknowledges and agrees that he is not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company or any of the other Company Releasees (as that phrase is defined in Section 4 below), and the Executive expressly acknowledges and agrees that no representations or promises to the contrary have been made to him.

4. Release of Claims and Covenant Not to Sue by the Executive.

a. Release of Claims. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Company’s agreements contained in this Separation Agreement (including, without limitation, the Company’s release of claims and covenant not to sue provided in Section 5), the Executive, for, and with the intention of binding, himself and the other Executive Releasors (defined below), hereby releases, waives and forever discharges the Company and the other Company Releasees (defined below) from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Executive and the Executive Releasors, or any of them, ever had, now has or hereafter may have against the Company and the other Company Releasees up to and including the date the Executive executes this Separation Agreement (collectively, the “Executive Released Claims” and each an “Executive Released Claim”).

Without limiting the generality of the foregoing, the Executive and the other Executive Releasors hereby release and forever discharge the Company and the other Company Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act of 2008, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the Families First Coronavirus Response Act, the Coronavirus Aid, Relief, and Economic Security Act, the Constitution of Nevada, Nevada Revised Statutes (“N.R.S.”) § 608.017 (wage discrimination based on sex), N.R.S. §§ 613.310 - 613.345 (unlawful employment practices), the Nevada Occupational Safety and Health Act (N.R.S. § 618.005 et seq.), any Nevada state civil rights act, any state statutory wage claim as set forth in Chapter 608 of the N.R.S., and any other laws of the State of Nevada, the Constitution of Texas, the Texas Labor Code, including but not limited to Chapter 21 (Employment Discrimination), Chapter 61 (Payment of Wages), and Chapter 411 (Workers’ Health and Safety), any Texas state civil rights act, and any other laws of the State of Texas;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the federal Employee Retirement Income Security Act of 1974, including as such law has been or may be amended; provided, however, that nothing in this Section 4(a) is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which the Executive may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, monetary recovery or awards as may be provided by statute, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Executive represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which he releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Executive’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Company Releasees.

It is understood that the release of claims set forth in this Section 4(a) does not serve to waive any rights or claims that: (i) to indemnification or insurance coverage, including officers and directors insurance coverage, under the Company’s organizational documents or insurance policies for acts and omissions occurring prior to the Separation Date, (ii) rights under any consulting agreement entered into between the Company or any of its affiliates and the Executive after the Separation Date, (iii) any claim by the Executive against the Company or its affiliates for breach of the express terms of the Merger Agreement and any Transaction Agreement (as defined in the Merger Agreement) and any indemnification letter agreement or similar agreement entered into in connection with the Merger Agreement, (iv) any claim by a party hereto pursuant to law, that cannot be waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits, rights to vested benefits under any applicable welfare, retirement and/or pension plans, or rights to defense and indemnification, if any, from the Company for actions taken by the Executive in the course and scope of the Executive’s employment with the Company; (v) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; or (vi) the right to file a charge with an administrative agency or participate in an agency investigation, provided, however, that the Executive hereby waives his right to recover any money in connection with such charge or investigation, with the exception of any payments or awards under the federal Securities Whistleblower Incentives program (see 17 C.F.R. §§ 240.21F-1 - 240.21F-18, as may be amended). Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Executive’s right pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the ADEA.

b. Covenant Not to Sue. As a condition of the Company’s willingness to enter into this Separation Agreement, and in consideration for the Company’s agreements contained in this Separation Agreement (including, without limitation, the Company’s release of claims and covenant not to sue provided in Section 5), the Executive, for, and with the intention of binding, himself and the other Executive Releasors (defined below), agrees, to the fullest extent permitted by law, that at no time subsequent to the Separation Date will the Executive pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive and Executive Releasors, or any of them, may now have, have ever had, or may in the future have against the Company and the Company Releasees, or any of them, which is based in whole or in part on any claim, demand, cause of action, or liability released by the Executive pursuant to this Separation Agreement.

c. By signing this Separation Agreement, the Executive represents and warrants that (i) he has full power and authority to release the claims that are being released in this Section 4 and (ii) none of those claims has been assigned to any other individual or entity.

d. For purposes of this Separation Agreement, the terms:

(i) “Company Releasors” and “Company Releasees” mean: (1) Asset Entities Inc. and its predecessors, parent companies, affiliated companies (including, without limitation, subsidiaries), successors, and assigns, and (2) all of the past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, contractors, consultants, and insurers of each of the entities listed in clause (1) of this sentence, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals; and,

(ii) “Executive Releasors” and “Executive Releases” mean: (1) the Executive and each of his respective successors, assigns, heirs, executors, administrators, employees, attorneys, representatives, agents, contractors, consultants, and insurers and (2) all of the past, present and future directors, officers, members, managers, employees, attorneys, representatives, agents, contractors, consultants, and insurers of each of the entities listed in clause (1) of this sentence, and this Separation Agreement shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

5. Release of Claims and Covenant Not to Sue by the Company.

a. Release of Claims. As a condition of the Executive’s willingness to enter into this Separation Agreement, and in consideration for the Executive’s agreements contained in this Separation Agreement (including, without limitation, the Executive’s release of claims and covenant not to sue provided in Section 4), the Company, for, and with the intention of binding, itself and the other Company Releasors, hereby releases, waives and forever discharges the Executive and the other Executive Releasees from, and hereby acknowledges full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that the Company and the Company Releasors, or any of them, ever had, now has or hereafter may have against the Executive and the other Executive Releasees up to and including the date the Executive executes this Separation Agreement (collectively, the “Company Released Claims” and each a “Company Released Claim”).

Without limiting the generality of the foregoing, the Company and the other Company Releasors hereby release and forever discharge the Executive and the other Executive Releasees from:

(i) any and all claims relating to or arising from the Executive’s employment with the Company, the terms and conditions of that employment, and the termination of that employment;

(ii) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(iii) any and all claims for monetary recovery, including, without limitation, monetary recovery or awards as may be provided by statute, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Separation Agreement, the Company represents and agrees that the failure of this Separation Agreement to specifically identify or enumerate above any statute, ordinance, or common law theory under which it releases claims is not intended by the Executive or the Company to limit, diminish or impair in any way the Company’s intended and actual release of all claims, demands, causes of action, and liabilities of any kind whatsoever against the Executive and the Executive Releasees.

It is understood that the release of claims set forth in this Section 5(a) does not serve to waive any rights or claims that: (i) pursuant to law, cannot be waived or subject to a release of this kind; (ii) claims, actions, or rights arising under or to enforce the terms of this Separation Agreement; or (iii) the right to file a charge with an administrative agency or participate in an agency investigation, provided, however, that the Company hereby waives its right to recover any money in connection with such charge or investigation, with the exception of any payments or awards under the federal Securities Whistleblower Incentives program (see 17 C.F.R. §§ 240.21F-1 - 240.21F-18, as may be amended). Moreover, nothing in this Separation Agreement limits or waives, or is intended to limit or waive, the Company’s right, if any, pursuant to the Older Workers Benefit Protection Act to seek a judicial determination of the validity of the Separation Agreement’s waiver of claims under the ADEA.

b. Covenant Not to Sue. As a condition of the Executive’s willingness to enter into this Separation Agreement, and in consideration for the Executive’s agreements contained in this Separation Agreement (including, without limitation, the Executive’s release of claims and covenant not to sue provided in Section 4), the Company, for, and with the intention of binding, itself and the other Company Releasors, agrees, to the fullest extent permitted by law, that at no time subsequent to the Effective Date of this Separation Agreement will the Company pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which the Company and the Company Releasors, or any of them, may now have, have ever had, or may in the future have against the Executive and the Executive Releasees, or any of them, which is based in whole or in part on any claim, demand, cause of action, or liability released by the Company pursuant to this Separation Agreement.

c. By signing this Separation Agreement, the Company represents and warrants that (i) it has full power and authority to release the claims that are being released in this Section 5 and (ii) none of those claims has been assigned to any other individual or entity.

6. Right to Review Press Release and Form 8-K. The Company will provide Executive with a reasonable opportunity to review and comment on a Company press release or Company Form 8-K (or disclosure in a Company 10-Q if the Company discloses the separation in a Form 10-Q instead of a Form 8-K) concerning his separation before the Company causes such press release to be issued or Form 8-K (or Form 10-Q, if applicable) to be filed with the United States Securities and Exchange Commission (“SEC”). The press release, if any, will indicate that Executive will continue as a senior advisor to assist the Company build a broad base of customers and pursue other strategic initiatives as needed.

7. Mutual Non-Disparagement.

a. Executive agrees not to make, or cause to be made, to any third-party, any disparaging comment about the Company or any of the other Company Releasees, including without limitation any disparaging comments about the business of the Company or any of its products or services.

b. The Company agrees that it will direct its executive management team and Board not to make, or cause to be made, to any third-party, any disparaging comment about the Executive, and the Company will not authorize any of its employees, contractors, consultants, or agents to make to make, or cause to be made, to any third-party, any disparaging comment about the Executive.

c. Notwithstanding the foregoing provisions of this Section 7, neither the Company nor the Executive is restricted from providing information about the other as required by a court or governmental agency or by applicable law. Section 25 also provides important limitations on the provisions of Sections 7.a. and 7.b.

8. Severability. If at any time after the date of the execution of this Separation Agreement any provision of this Separation Agreement shall be held by a tribunal (e.g., court or arbitrator) of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Separation Agreement; provided, however, that:

a. if the release of claims or covenant not to sue in Section 4 above is held to be illegal, void, or unenforceable in whole or in part, the Executive agrees to promptly execute a legal, valid, and enforceable general release and waiver of claims and covenant not to sue in favor of the Company and the other Company Releasees equal in scope to the general release and waiver of claims and covenant not to sue provided in Section 4 and, in the event that such a legal, valid, and enforceable general release and waiver of claims and covenant to sue cannot be or is not obtained, then the Executive shall be deemed to have assigned, transferred, and conveyed the Executive Released Claims to the Company; or,

b. if the release of claims or covenant not to sue in Section 5 above is held to be illegal, void, or unenforceable in whole or in part, the Company agrees to promptly execute a legal, valid, and enforceable general release and waiver of claims and covenant not to sue in favor of the Executive and the other Executive Releasees equal in scope to the general release and waiver of claims and covenant not to sue provided in Section 5 and, in the event that such a legal, valid, and enforceable general release and waiver of claims and covenant to sue cannot be or is not obtained, then the Company shall be deemed to have assigned, transferred, and conveyed the Company Released Claims to the Executive.

9. Voluntary Agreement.

a. The Company hereby advises the Executive to consult with an attorney before executing this Separation Agreement.

b. The Executive has twenty-one (21) days from the day first presented with this Separation Agreement to consider it, execute it, and return it personally or via email, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s Chief Executive Officer, Arshia Sarkhani at Asset Entities Inc., 100 Crescent Ct, 7th Floor, Dallas, TX 75201, arshia@assetentities.com. To the extent that the Executive executes this Separation Agreement before the end of the twenty-one (21) day period, the Executive hereby knowingly and voluntarily waives the remainder of that twenty-one (21) day period. If the Executive fails to execute and return this Separation Agreement to the Company within the twenty-one (21) day period, then this Separation Agreement will be null and void and of no force or effect.

c. The Executive agrees that, for a period of seven (7) days after he signs this Separation Agreement, he has the right to revoke his acceptance of it by providing written notice of his revocation personally or via email, first class U.S. mail, or reputable overnight courier service (e.g., FedEX or UPS) to the Company’s Chief Executive Officer at the address listed in Section 9.b. This Separation Agreement will not become fully effective and enforceable until after the expiration of the seven-day revocation period (the “Effective Date”). The Executive understands that the expiration of the seven-day period after he signs this Separation Agreement confirms that he did not revoke his assent to this Separation Agreement, and, therefore, that it is fully effective and enforceable, further provided that the Company also executes or has executed this Separation Agreement.

d. By signing this Separation Agreement, the Executive acknowledges and agrees that he:

(i) has carefully read and fully understands all of the provisions of the Separation Agreement (including the provisions in Section 4 concerning his release of claims and covenant not to sue);

(ii) understands that the claims he is releasing and for which he is providing a covenant not to sue under Section 4 include, but are not limited to, claims arising under the federal ADEA;

(iii) knowingly and voluntarily agrees to all of the terms set forth in this Separation Agreement (including the provisions in Section 4 concerning his release of claims and covenant not to sue);

(iv) knowingly and voluntarily agrees to be legally bound by this Separation Agreement (including the provisions in Section 4 concerning his release of claims and covenant not to sue);

(v) has been given at least twenty-one (21) days in which to review and consider this Separation Agreement before signing it; and

(vi) has been provided under the terms of this Separation Agreement a period of at least seven (7) days following his execution of the agreement in which the Executive may revoke it and that the Separation Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired.

10. No Admission. Each Party understands and agrees that the other Party’s making of and entering into this Separation Agreement is not intended, and shall not be construed, as an admission by that other Party or the Releasors associated with that other Party to have violated any federal, state, or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever. This Separation Agreement shall be deemed to fall within the protection afforded to settlements, compromises, and offers to compromise by applicable law.

11. Complete Agreement. This Separation Agreement represents the complete understanding between the Executive and the Company concerning the subject matter of this Separation Agreement, and no other promises or agreements concerning the subject matter of this Separation Agreement shall be binding unless reduced to writing and signed by the Executive and the Company. The Executive and the Company agree that this Separation Agreement supersedes any prior agreements or understandings of the Parties, whether oral or written, concerning the subject matter of this Separation Agreement.

12. No Oral Modification. This Separation Agreement may only be amended in a writing signed by the Executive and the Company’s Chief Executive Officer.

13. Drafting. Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the Executive and the Company that the person interpreting or construing this Separation Agreement shall not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

14. Successors and Assigns. This Separation Agreement is binding upon, and shall inure to the benefit of, the Company, the Company Releasees, the Executive, and the Executive Releasees.

15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to the Executive or made on his behalf under the terms of this Separation Agreement. The Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) the Executive’s failure to pay or delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16. Authority; No Liens, Claims or Assignments of or on Released Claims. (a) The Company represents and warrants that the undersigned representative of the Company has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Separation Agreement and that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein by the Company. (b) The Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Separation Agreement that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein by the Executive.

17. No Representations. (a) The Executive represents and warrants that, in entering into this Separation Agreement, he has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement. (b) The Company represents and warrants that, in entering into this Separation Agreement, it has not relied upon any representations or statements made by the Executive that are not specifically set forth in this Separation Agreement.

18. No Waiver. The failure of a Party to insist upon the performance of any of the terms and conditions in this Separation Agreement, or the failure to prosecute any breach of any of the terms or conditions of this Separation Agreement, will not be construed thereafter as a waiver by that Party of any such terms or conditions. This entire Separation Agreement will remain in full force and effect as if no such forbearance or failure of performance had occurred.

19. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Separation Agreement, the prevailing Party will be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20. JURISDICTION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN DALLAS COUNTY, TEXAS. EACH PARTY HEREBY CONSENTS TO THE PERSONAL JURISDICTION OF SUCH COURTS AND WAIVES ANY OBJECTION TO VENUE OR FORUM NON CONVENIENS. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY SUCH ACTION SHALL BE ENTITLED TO RECOVER ITS COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO A JURY TRIAL TO THE FULLEST EXTENT PERMITTED BY LAW. THIS SECTION SHALL GOVERN IN THE EVENT OF ANY CONFLICT WITH ANY OTHER JURISDICTION OR VENUE PROVISION BETWEEN THE PARTIES.

21. Governing Law. This Separation Agreement is governed by the laws of the State of Texas, without regard to its principles of conflicts of law.

22. Counterparts. This Separation Agreement may be executed in counterparts and also by facsimile, scan or other electronic means (e.g., DocuSign), and each counterpart, facsimile or electronic copy will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23. Further Assurances. The Parties agree to take all actions and to make, deliver, and sign any other documents and instruments that are necessary to carry out the terms, provisions, purpose, and intent of this Settlement Agreement.

24. Section Headings. The Section headings (e.g., “Counterparts”) used in this Separation Agreement are inserted for convenience only and will be disregarded in construing this Separation Agreement.

25. IMPORTANT. Notwithstanding anything to the contrary in this Separation Agreement (including, without limitation, anything in its Sections 4, 5, or 7), nothing in this Separation Agreement prohibits, restricts, or limits, or is intended to prohibit, restrict, or limit the right or ability of a Party (the “Reporting Party”) to: (a) report to, or communicate with, the appropriate federal or state law enforcement authorities or regulatory agencies about any possible unlawful conduct, regardless of when it occurred, by the other Party, its affiliated companies, or any of its successors, assigns, officers, directors, members, managers, consultants, contractors, or employees (including any employment harassment, assault, or discrimination), or speak with the Reporting Party’s own attorney about any such possible unlawful conduct; (b) report to or communicate with the SEC or any state securities regulator about any possible violation of a federal or state securities law (including, without limitation, such violation by either the Executive or the Company), regardless of when such possible violation occurred, or speak with the Reporting Party’s own attorney about such possible violation, or (c) apply for or receive an award from the SEC under the federal Securities Whistleblower Incentives program or from a state securities regulatory agency under a substantially similar state incentive program in connection with reporting a possible violation of a federal or state securities law.

[The remainder of this page is purposefully blank; the signature page follows.]

CONSULT WITH AN ATTORNEY AND READ
THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS CAREFULLY BEFORE SIGNING IT. BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS YOU ARE GIVING UP IMPORTANT LEGAL RIGHTS.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement on the respective dates set forth below.

ASSET ENTITIES INC.

By:	/s/ Arshia Sarkhani
Name:	Arshia Sarkhani
Title:	Chief Executive Officer
Dated:	September 10, 2025

MATTHEW KRUEGER

Signed:	/s/ Matthew Krueger
Dated:	September 10, 2025